Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: Sept. 11, 2009
ANCHOR BANCORP WISCONSIN INC. TO ADJUST FIRST QUARTER RESULTS
BASED ON INCREASED LOAN CHARGE-OFFS
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (NASDAQ:ABCW) today announced that the first quarter results reported on August 10, 2009, would be restated based on the adjusted classification of certain non-performing loans that its subsidiary bank’s, AnchorBank, loan portfolio is experiencing, as well as based on a re-evaluation of its allowance for loan losses. As a result of the foregoing, ABCW expects to incur an additional loss in the range of $50 60 million or a total loss for the quarter of $65-75 million.
This adjustment will have the impact of accelerating a portion of the expected second quarter provision for loan losses and net charge-offs into the first quarter of 2009. Consequently, ABCW expects that the provision for loan losses and net charge-offs in the second quarter of 2009 will be less than the provision for loan losses and net charge-offs previously reported in its first quarter results and ABCW expects an improvement in the ratio of loan loss reserve coverage to non-performing loans. ABCW further expects to report the final, definitive adjustments on or before September 25, 2009.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has more than 70 offices. All are located in Wisconsin.
For More Information
For more information, contact Dale Ringgenberg, CFO, or Chris Bauer, CEO, at (608) 252-1810.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.